EXHIBIT 10.1

Silicon Valley Bank

Amendment to Loan Documents

Borrower:	Onyx Software Corporation

Date:	July 10, 2002

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated February 14, 2002 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1.  Waiver of Default.    Silicon and Borrower agree that the Borrower’s existing default under the Loan Agreement due to the Borrower’s failure to comply with the Minimum Tangible Net Worth Financial Covenant set forth in Section 5 of the Schedule to Loan and Security Agreement entitled “5. FINANCIAL COVENANTS (Section 5.1)” for the reporting period ending May 31, 2002 is hereby waived. It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future this covenant or any other provision or term of the Loan Agreement or any related document.

2.  Modified Tangible Net Worth Financial Covenant.    The Minimum Tangible Net Worth Financial Covenant set forth in that portion of the Schedule to Loan and Security Agreement entitled “5. FINANCIAL COVENANTS (Section 5.1)” is hereby amended to read as follows:

Minimum Tangible
Net Worth:
As of the end of each month during the following periods Borrower shall, on a consolidated basis, maintain a Tangible Net Worth of not less than the following amounts, plus an amount equal to 50% of the total consideration received by Borrower after June 30, 2002, in consideration for the issuance by the Borrower of its equity securities and/or subordinated debt securities, effective on the date such consideration is received, less an amount equal to the Borrower’s additions, after March 31, 2002, to its restructured accruals with respect to its adjusted accounting estimate in relation to

Borrower’s excess office space, provided such amount cannot exceed $3,000,000 per fiscal quarter:
Dates	Minimum Tangible Net Worth
June 1, 2002 to and including June 30, 2002	$9,000,000
July 1, 2002 to and including August 31, 2002	$4,000,000
September 1, 2002 to and including September 30, 2002	$9,000,000
October 1, 2002 to and including November 30, 2002	$4,500,000
December 1, 2002 to and including December 31, 2002	$9,500,000

3.  Fee.   In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $7,500, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s loan account.

4.  Representations True.    Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

5.  General Provisions.    This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:
ONYX SOFTWARE CORPORATION		SILICON VALLEY BANK

By:	/s/ JIM BECK	By:	/s/ DON CHANDLER
	Treasurer	Title:	Vice President
By:	/s/ AMY KELLERAN
Secretary or Assistant Secretary

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